Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2025	Quarter Ended June 30, 2024
Diluted earnings per share	$1.41	$0.61
Net Income	$3,727,000	$1,615,000
Return on average common equity	12.48%	5.89%
Return on average assets	1.23%	0.56%

Millersburg, Ohio – July 22, 2025 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2025 net income of $3,727,000 or $1.41 per basic and diluted share, as compared to $1,615,000, or $0.61 per basic and diluted share, for the same period in 2024. For the six-month period ended June 30, 2025 net income totaled $7,343,000 compared to $4,548,000 for the same period last year, an increase of 62%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 12.48% and 1.23%, respectively, compared with 5.89% and 0.56% for the second quarter of 2024. Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $5.2 million during the quarter, an increase of $392 thousand, or 8%, from the prior year’s second quarter. Net interest income increased $1.4 million, or 16%, noninterest income increased $36 thousand, or 2%, and noninterest expense increased $1.1 million, or 18%, in the second quarter of 2025 compared to the same period in 2024. For the six-month period ended June 30, 2025 ROE and ROA were 12.53% and 1.22% as compared to 8.35% and 0.79% for the comparable period in 2024.

Eddie Steiner, President and CEO stated, “While eventual economic outcomes from changing trade, immigration, and tax policies remain unclear, the U.S. economy has shown few signs of significant deterioration. Unemployment remains just above 4% nationally, and a little under 5% in Ohio. Inflation pressures remain above target, but the Consumer Price Index has held to a 2.7% increase over the past twelve months. Construction and acquisition financing activity remains steady, while businesses and households continue to be cautious about discretionary spending. The Bank’s net loan balances have increased 10% from year ago levels. Book value per common share at $46.11 is up 11% from a year ago, with the market price at 9 times earnings of the most recent twelve-month period.”

Provision for credit loss expense for the quarter decreased $2.3 million from second quarter 2024 as nonperforming loans continue to decrease since the second quarter of 2024. The court liquidation of one commercial credit of approximately $200 thousand continues with the bank holding a priority lien on auction proceeds held by the court receiver which will be applied to the loan balances when released. The remaining real estate has been sold by the court appointed receiver and the auction proceeds will be received during third quarter 2025.

The allowance for expected credit losses (“ACL”) amounted to $8.3 million, or 1.05% of total loans, on June 30, 2025, as compared to $10.6 million or 1.47% of total loans on June 30, 2024. The allowance for credit losses on off-balance sheet commitments on June 30, 2025 was $493 thousand, as compared to a June 30, 2024 balance of $477 thousand. The decrease in the ACL is related primarily to the charge-off of one commercial credit facility in 2024. CSB has no allowance for credit losses related to available-for-sale or held-to-maturity debt securities, as there is no meaningful loss expectation on these securities.

Loan interest income including fees increased $1.3 million, or 13%, during second quarter 2025 as compared to the same quarter in 2024. The increase was primarily the result of a $63 million volume increase, augmented by an 18 basis point (“bp”) increase in yield over the prior year’s quarter. Securities interest income decreased $152 thousand, or 8%, during the second quarter 2025 compared to the same quarter 2024 as the Company continues to deploy cash flow from investments into loan originations. Loan yields for second quarter 2025 averaged 5.92%, an increase of 18 bps from the 2024 second quarter average of 5.74%, while overnight funds and securities yields for second quarter 2025 averaged 4.46% and 2.27%, respectively, compared to 5.57% and 2.20% in the second quarter 2024.

Interest expense rose $5 thousand, or less than 1%, during second quarter 2025 as compared to second quarter 2024. The cost to fund gross earning assets for the second quarter 2025 declined to 1.25% as compared to 1.31% for the second quarter of 2024.

The fully taxable equivalent (“FTE”) net interest margin (a non-GAAP measure) was 3.61% for the second quarter 2025, compared to 3.28% for the second quarter 2024. Compared to the 2024 second quarter, FTE net interest income increased $1.4 million, or 16%, with a $56 million increase in average earning assets as well as a 26 bp increase in the yield on assets. The mix shift into loans from securities primarily drove the increase in earnings from assets. The cost of interest earning liabilities declined with the decrease in short-term interest rates resulting in a 12 bp lower cost of deposits and repurchase agreements. Tax equivalency effect on net interest margin was 0.01% for both 2025 and 2024.

Noninterest income increased $36 thousand, or 2%, compared to second quarter of 2024. The increase was primarily the result of a $35 thousand increase in earnings on bank owned life insurance, a $29 thousand increase in unrealized gains on securities, and a $22 thousand increase on debit card interchange fees. Offsetting decreases were recognized as follows: $15 thousand decrease in trust service fees representing a one-time fee in 2024 that did not recur in 2025 and a $14 thousand decrease in credit card fees.

Noninterest expense increased $1.1 million, or 18%, from second quarter 2024. Salary and employee benefits increased $865 thousand, or 28%, compared to the prior year quarter, with increases in base salaries, medical, and retirement benefits. During second quarter 2024, a one-time reduction of incentive compensation and profit-sharing benefits was recorded to recognize the effect of the commercial credit loss on net income. Occupancy expense increased $58 thousand, or 20%, primarily due to heating system and elevator repairs. Software expense increased $27 thousand, or 7%. Equipment expense increased $22 thousand, or 11%. Professional fees decreased $45 thousand, or 10%, with decreases in legal fees for loan collections. The Company’s second quarter efficiency ratio increased slightly to 56.6% compared to 54.2% in the prior year.

Federal income tax expense was $903 thousand in second quarter 2025 compared to $348 thousand in the 2024 second quarter. The effective tax rate for the 2025 and 2024 second quarters was 20% and 18%, respectively.

Average earning assets for the 2025 second quarter increased $56 million, or 5%, from the year-ago quarter, primarily reflecting a $63 million, or 9%, increase in average loans, a $40 million, or 11%, decrease in average securities, and a $34 million, or 123%, increase in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $48 million, or 10%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $13 million, or 8%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $3 million from the prior year’s quarter as borrowers covered expenses and avoided refinancing their lower interest rate mortgages. Average consumer credit balances decreased $1.4 million, or 9%, versus the same quarter of the prior year on lower volume of loans for recreational vehicles. Commercial loan demand for operating cash flow and equipment investments is somewhat constrained with households and businesses remaining cautious about discretionary borrowing until there is more confidence in price and employment stability after implementation of tariff and tax rate proposals. Construction and development and commercial real estate borrowing have continued to exhibit fairly steady demand.

Nonperforming loans were $1.4 million, or 0.17%, of total loans on June 30, 2025, compared to $6.7 million, or 0.93% of total loans, a year ago. Delinquent loan balances as of June 30, 2025, decreased to 0.30% of total loans as compared to 1.16% on June 30, 2024. Net loan charge-offs recognized during second quarter 2025 were $363 thousand, compared to second quarter 2024 net loan charge-offs of $246 thousand.

Average deposit balances increased on a quarter over prior year quarter comparison by $54 million, or 5%. For second quarter 2025, the average cost of deposits amounted to 1.32%, as compared to 1.38% for second quarter 2024. Second quarter 2025 increases in average deposit balances over the prior year quarter included savings accounts of $3 million, money market accounts of $4 million, and time deposits of $39 million. Noninterest-bearing accounts decreased $2 million from the prior year’s second quarter while interest-bearing demand accounts increased $10 million. The average balance of securities sold under repurchase agreement during the second quarter of 2025 decreased by $3 million, or 12%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $122 million on June 30, 2025, with 2.6 million common shares outstanding. The average equity to assets ratio amounted to 9.82% for the quarter ended June 30, 2025. The Company declared a second quarter dividend of $0.41 per share, producing an annualized yield of 3.8% based on June 30, 2025 closing price of $43.50.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of June 30, 2025. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, and a loan production office located in Medina, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2025	2025	2024	2024	2024	2025	2024
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE (a)	$10,376	$9,712	$9,599	$9,248	$8,959	$20,088	$18,149
Provision for credit loss expense	614	402	2,290	700	2,889	1,016	4,041
Noninterest income	1,777	1,696	1,780	1,809	1,741	3,473	3,513
Noninterest expenses	6,878	6,481	6,211	6,422	5,814	13,359	11,956
FTE adjustment(a)	31	31	33	34	34	62	76
Net income	3,727	3,616	2,319	3,145	1,615	7,343	4,548
Basic and Diluted earnings per share	1.41	1.37	0.87	1.18	0.61	2.78	1.71

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.23%	1.22%	0.76%	1.05%	0.56%	1.22%	0.79%
Return on average common equity (ROE), annualized	12.48	12.58	7.99	11.14	5.89	12.53	8.35
Net interest margin FTE(a)	3.61	3.48	3.33	3.26	3.28	3.55	3.33
Efficiency ratio	56.62	56.81	54.68	58.17	54.22	56.71	55.12
Number of full-time equivalent employees	175	173	166	175	173

MARKET DATA
Book value per common share	$46.11	$44.80	$43.33	$43.25	$41.43
Period-end common share market value	43.50	44.00	38.30	38.50	39.00
Market as a % of book	94.34%	98.20%	88.39%	89.02%	94.14%
Price-to-earnings ratio	9.01	10.92	10.19	9.02	8.88
Average basic common shares outstanding	2,639,244	2,644,543	2,654,073	2,661,474	2,664,485	2,641,879	2,664,879
Average diluted common shares outstanding	2,639,244	2,644,543	2,654,073	2,661,474	2,664,485	2,641,879	2,664,879
Period end common shares outstanding	2,638,921	2,641,547	2,650,089	2,659,324	2,663,924
Common stock market capitalization	$114,793	$116,228	$101,498	$102,384	$103,893

ASSET QUALITY
Gross charge-offs	$368	$35	$1,937	$4,095	$274	$403	$362
Net charge-offs	362	29	1,928	4,008	246	391	320
Allowance for credit losses	8,251	7,974	7,595	7,224	10,587
Nonperforming assets (NPAs)	1,358	1,597	1,719	3,371	6,683
Net charge-off / average loans ratio	0.19%	0.02%	1.05%	2.20%	0.14%	0.10%	0.09%
Allowance for credit losses / period-end loans	1.05	1.05	1.03	1.00	1.47
NPAs/loans and other real estate	0.17	0.21	0.23	0.47	0.93
Allowance for credit losses / nonperforming loans	608	499	445	214	158

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.48%	9.36%	9.28%	9.16%	9.09%
Average equity to assets	9.82	9.73	9.52	9.43	9.49
Average equity to loans	15.36	15.42	15.80	15.54	15.37
Average loans to deposits	72.86	72.09	68.50	68.99	70.54

AVERAGE BALANCES
Assets	$1,220,306	$1,197,828	$1,211,960	$1,191,037	$1,161,533	$1,209,129	$1,161,106
Earning assets	1,153,677	1,131,483	1,145,031	1,127,405	1,097,706	1,142,643	1,097,705
Loans	779,664	755,860	730,413	723,129	717,105	767,830	711,199
Deposits	1,070,136	1,048,534	1,066,229	1,048,214	1,016,569	1,059,395	1,013,657
Shareholders' equity	119,779	116,554	115,430	112,352	110,219	118,175	109,528

ENDING BALANCES
Assets	$1,237,969	$1,218,640	$1,191,500	$1,209,181	$1,167,315
Earning assets	1,163,268	1,148,625	1,121,675	1,134,786	1,104,404
Loans	788,070	761,240	737,641	719,602	721,916
Deposits	1,089,344	1,070,777	1,044,887	1,070,531	1,023,835
Shareholders' equity	121,683	118,335	114,835	115,008	110,368

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2025	2024
ASSETS
Cash and cash equivalents
Cash and due from banks	$27,000	$19,873
Interest-bearing deposits with banks	68,290	36,332
Total cash and cash equivalents	95,290	56,205
Securities
Available-for-sale, at fair-value	110,067	127,279
Held-to-maturity	195,048	216,899
Equity securities	273	230
Restricted stock, at cost	1,520	1,520
Total securities	306,908	345,928

Loans held for sale	-	228
Loans	788,070	721,916
Less allowance for credit losses	8,251	10,587
Net loans	779,819	711,329

Premises and equipment, net	13,795	13,538
Goodwill	4,728	4,728
Bank owned life insurance	28,669	25,793
Accrued interest receivable and other assets	8,760	9,566
TOTAL ASSETS	$1,237,969	$1,167,315

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$282,784	$277,749
Interest-bearing	806,560	746,086
Total deposits	1,089,344	1,023,835

Short-term borrowings	22,364	27,842
Other borrowings	965	1,326
Accrued interest payable and other liabilities	3,613	3,944
TOTAL LIABILITIES	1,116,286	1,056,947
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2025 and 2024	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	108,309	99,766
Treasury stock at cost - 341,681 shares in 2025
and 316,678 shares in 2024	(8,730)	(7,757)
Accumulated other comprehensive loss	(6,340)	(10,085)
TOTAL SHAREHOLDERS' EQUITY	121,683	110,368
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,237,969	$1,167,315

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Interest and dividend income:
Loans, including fees	$11,497	$10,219	$22,372	$20,428
Taxable securities	1,678	1,817	3,473	3,707
Nontaxable securities	75	88	150	176
Other	678	379	1,214	748
Total interest and dividend income	13,928	12,503	27,209	25,059
Interest expense:
Deposits	3,515	3,489	7,042	6,789
Other	68	89	141	197
Total interest expense	3,583	3,578	7,183	6,986
Net interest income	10,345	8,925	20,026	18,073
Provision for credit loss expense	614	2,889	1,016	4,041
Net interest income, after provision
for credit loss expense	9,731	6,036	19,010	14,032
Noninterest income
Service charges on deposit accounts	297	291	592	571
Trust services	268	283	546	677
Debit card interchange fees	550	528	1,065	1,035
Credit card fees	151	165	301	322
Earnings on bank owned life insurance	229	194	445	382
Gain on sale of loans	81	73	130	109
Unrealized gain (loss) on equity securities	6	(23)	6	(29)
Other	195	230	388	446
Total noninterest income	1,777	1,741	3,473	3,513
Noninterest expenses
Salaries and employee benefits	3,921	3,056	7,618	6,525
Occupancy expense	352	294	708	577
Equipment expense	223	201	429	425
Professional and director fees	392	437	805	769
Software expense	441	414	844	842
Marketing and public relations	154	142	259	270
Debit card expense	198	193	409	382
Financial institutions tax	233	216	463	432
FDIC insurance expense	135	129	285	264
Other expenses	829	732	1,539	1,470
Total noninterest expenses	6,878	5,814	13,359	11,956
Income before income taxes	4,630	1,963	9,124	5,589
Federal income tax provision	903	348	1,781	1,041
Net income	$3,727	$1,615	$7,343	$4,548
Net income per share:
Basic and diluted	$1.41	$0.61	$2.78	$1.71

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands)	2025	2024	2025	2024
Net interest income	$10,345	$8,925	$20,026	18,073
Taxable equivalent adjustment[1]	31	34	62	76
Net interest income, FTE	$10,376	$8,959	$20,088	$18,149
Net interest margin	3.60%	3.27%	3.54%	3.31%
Taxable equivalent adjustment[1]	0.01	0.01	0.01	0.02
Net interest margin, FTE	3.61%	3.28%	3.55%	3.33%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands)	2025	2024	2025	2024
Pre-Provision Net Revenue (PPNR)
Net interest income	$10,345	$8,925	$20,026	$18,073
Total noninterest income	1,777	1,741	3,473	3,513
Total revenue	12,122	10,666	23,499	21,586

Less: Noninterest expense	6,878	5,814	13,359	11,956

PPNR (Non-GAAP)	$5,244	$4,852	$10,140	$9,630

TANGIBLE EQUITY

(Unaudited)	June 30,	June 30,
(Dollars in thousands)	2025	2024
Total Shareholders' Equity (GAAP)	$121,683	$110,368
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity (Non-GAAP)	$116,955	$105,640